Exhibit 10.6

CAMBRIDGE TRUST COMPANY

AMENDED AND RESTATED

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

THIS AMENDED AND RESTATED SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT (the “Agreement”) is adopted as of the    7   day of   July     , 2017 by and between CAMBRIDGE TRUST COMPANY, a Massachusetts corporation located in Cambridge, Massachusetts  (the “Bank”), and Denis K. Sheahan (the “Executive”).  The Bank and the Executive previously entered into a Supplemental Executive Retirement Agreement, dated December 21, 2015 (the “Prior Agreement”), and the parties desire to amend and restate the Prior Agreement on the terms and conditions set forth herein.

The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development, and future business success of the Bank.  This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.

Article 1

Distributions During Lifetime

1.1

Normal Retirement Benefit.  Upon the Executive’s Separation from Service on or after Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 1.1 in lieu of any other benefit under this Article.

1.1.1

Amount of Benefit.  The annual benefit under this Section 1.1 is an amount equal to Final Average Compensation multiplied by two percent (2%) for every Plan Year from the Executive’s Date of Hire to the Executive’s Separation from Service, not to exceed sixty percent (60%), less:

(a)

Social Security Benefits.  One hundred percent (100%) of the amount of annual unreduced primary (not family) retirement benefits under the United States Social Security Act, but only if the Executive would be eligible for Social Security Benefits if application were made as of the Executive’s Normal Retirement Age, assuming that the Executive had earnings at or above the maximum contribution and benefit base under Section 230 of the United States Social Security Act for the Executive’s working career; and

(b)

Parent Pension Benefit.  The annual life-only annuity benefit the Executive would be entitled to receive from the Cambridge Bancorp Employee Retirement Plan, measured as of the Executive’s Normal Retirement Age.

1.1.2	Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the Executive’s Separation from Service on or after Normal Retirement Age, and continuing for the greater of the Executive’s lifetime or twenty (20) years.

1.2	Early Termination Benefit. If Early Termination occurs, the Bank shall distribute to the Executive the benefit described in this Section 1.2 in lieu of any other benefit under this Article.
1.2.1	Amount of Benefit. The annual benefit under this Section 1.2 is the amount calculated using the formula set forth in Section 1.1.1.
1.2.2

Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the Executive’s Normal Retirement Age, and continuing for the greater of the Executive’s lifetime or twenty (20) years.

1.3

Disability Benefit. If the Executive’s Disability results in Separation from Service prior to Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 1.3 in lieu of any other benefit under this Article.

1.3.1	Amount of Benefit. The annual benefit under this Section 1.3 is the amount calculated using the formula set forth in Section 1.1.1.
1.3.2

Distribution of Benefit.  The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the Executive’s Separation of Service due to Disability, and continuing for the greater of the Executive’s lifetime or twenty (20) years.

1.4

Change in Control Benefit.  Upon the Executive’s Separation from Service (for any reason other than death or Disability) following a Change in Control or Potential Change in Control under circumstances whereby the Executive is entitled to benefits provided in the Change in Control Agreement, the Bank shall distribute to the Executive the benefit described in this Section 1.4 in lieu of any other benefit under this Article.

1.4.1

Amount of Benefit. The annual benefit under this Section 1.4 is the amount calculated using the formula set forth in Section 1.1.1; provided, however, that Executive shall be treated as having been employed for an additional three (3) Plan Years in calculating the benefit; and provided, further, that in no event shall Executive be credited with more than thirty (30) Plan Years in calculating the benefit.

1.4.2

Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the Executive’s Separation from Service and continuing for the Executive’s lifetime.

1.5

Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee, benefit distributions that would otherwise be made to the Executive due to Separation from Service shall not be made during the first six (6) months following Separation from Service. Rather, any distribution that would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh (7th) month following Separation from Service. All subsequent distributions shall be paid in the manner specified.

1.6

Distributions Upon Taxation of Amounts Deferred.  If, pursuant to Code Section 409A, the Federal Insurance Contributions Act or other state, local or foreign tax, the Executive becomes subject to tax on the amounts deferred hereunder, then, the Bank may make a limited distribution to the Executive in accordance with the provisions of Treas. Reg. § 1.409A-3(j)(4)(vi), (vii), and (xi).  Any such distribution will be subtracted from the first payment or payments to the Executive or the Executive’s Beneficiary hereunder.

1.7

Change in Form or Timing of Distributions. For distribution of benefits under this Article 1, the Executive and the Bank may, subject to the terms of Section 7.1, amend the Agreement to delay the timing or change the form of distributions. Any such amendment:

1.7.1	may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A and the regulations thereunder;
1.7.2	must, to the extent required by Code Section 409A and applicable regulations, be made at least twelve (12) months prior to the first scheduled distribution;
1.7.3

must, to the extent required by Code Section 409A and applicable regulations, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

1.7.4	must, to the extent required by Code Section 409A and applicable regulations, take effect not less than twelve (12) months after the amendment is made.

Each payment made under this Agreement shall be treated as a separate payment, and the right to a series of installment payments under this Agreement (other than any annuity form of payment) shall be treated as a right to a series of separate payments.

1.8

Release.   No benefit on Separation from Service shall be payable hereunder unless a Release Agreement has been duly executed by Executive and delivered to Bank and any applicable revocation period has expired within a sixty (60) day period following Separation from Service.  To the extent Code Section 409A applies to a payment, such payment will not be made prior to the sixtieth (60th) day following Separation from Service.

Article 2

Distribution at Death

2.1

Death During Active Service.  If the Executive dies prior to Separation from Service, the Bank shall distribute to the Beneficiary the benefit described in this Section 2.1. This benefit shall be distributed in lieu of any benefits under Article 1.

2.1.1

Amount of Benefit.  The annual benefit under this Section 2.1 is the amount calculated using the formula set forth in Section 1.1.1; provided, however, that Executive shall be treated as having been employed for an additional three (3) Plan Years in calculating the benefit; and provided, further, that in no event shall Executive be credited with more than thirty (30) Plan Years in calculating the benefit.

2.1.2

Distribution of Benefit.  The Bank shall distribute the annual benefit to the Beneficiary in twelve (12) equal monthly installments commencing on the ninetieth (90th) day following the Executive’s death and continuing for twenty (20) years.

2.2

Death During Distribution of a Benefit.  If the Executive dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Bank shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts they would have been distributed to the Executive pursuant to the terms of this Agreement.

2.3

Death After Separation from Service But Before Benefit Distributions Commence.  If the Executive is entitled to benefit distributions under this Agreement, but dies prior to the commencement of benefit distributions, the Bank shall distribute to the Beneficiary the same benefits that the Executive was entitled to prior to death, except that the benefit distributions shall commence on the ninetieth (90th) day following the Executive’s death.

Article 3

Beneficiaries

3.1

In General.  The Executive shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefit distributions under this Agreement upon the death of the Executive.  The Beneficiary(ies) designated under this Agreement may be the same as or different from the beneficiary(ies) designated under any other plan of the Bank in which the Executive participates.

3.2

Beneficiary Designation.  The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent.  The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved.  The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time.  Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled.  The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

3.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted, and acknowledged in writing by the Plan Administrator or its designated agent.
3.4

No Beneficiary Designation; Death of Beneficiary.  If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary.  If the Executive has no surviving spouse, any benefits shall be paid to the personal representative of the Executive’s estate.

3.5

Facility of Distribution.  If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Any distribution of a benefit shall be a distribution for the account of the Executive and the Executive’s Beneficiary, as the case may be, and shall completely discharge any liability under the Agreement for such distribution amount.

Article 4

General Limitations

4.1

Termination for Cause.  Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if Executive’s service is terminated by the Board for Cause.

4.2

Removal.  Notwithstanding any provision of this Agreement to the contrary, the Bank shall not be legally obligated to distribute any benefit under this Agreement if at the time such distribution is due, the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

4.3	Non-compete Provision.
4.3.1

In General.  The Executive shall forfeit any non-distributed benefits under this Agreement if during the term of this Agreement and within twenty-four (24) months following a Separation from Service, the Executive, directly or indirectly, either as an individual or as a proprietor, stockholder, partner, officer, director, employee, agent, consultant or independent contractor of any individual, partnership, corporation or other entity (excluding an ownership interest of three percent (3%) or less in the stock of a publicly-traded company), without the prior written consent of the Board:

(a)	Becomes employed by, participates in or becomes connected in any manner with the ownership, management, operation or control of any bank, savings and loan or other similar financial institution if the

Executive’s responsibilities will include providing banking or other financial services within twenty-five (25) miles of any office (sites solely with an ATM not being deemed to be an office for this purpose) maintained by the Bank as of the date of the termination of the Executive’s employment;

(b)

Participates in any way in hiring or otherwise engaging, or assisting any other person or entity in hiring or otherwise engaging, on a temporary, part-time or permanent basis, any individual who was employed by the Bank as of the date of termination of the Executive’s employment;

(c)	Assists, advises or serves in any capacity, representative or otherwise, any third party in any legal action against the Bank;
(d)

Sells, offers to sell, provides banking or other financial services, assists any other person in selling or providing banking or other financial services, or solicits or otherwise competes for, either directly or indirectly, any orders, contract or accounts for services of a kind or nature like or substantially similar to the financial services performed or financial products sold by the Bank (the preceding hereinafter referred to as “Services”), to or from any person or entity from whom the Executive or the Bank, to the knowledge of the Executive, provided banking or other financial services, sold, offered to sell or solicited orders, contracts or accounts for Services during the three (3) year period immediately prior to the termination of the Executive’s employment; or

(e)

Divulges, discloses or communicates to others in any manner whatsoever, any confidential information of the Bank, including, but not limited to, the names and addresses of customers or prospective customers, of the Bank, as they may have existed from time to time, of work performed or services rendered for any customer, any method and/or procedures relating to projects or other work developed for the Bank, earnings or other information concerning the Bank.  The restrictions contained in this Section 4.3.1(e) apply to all confidential information regarding the Bank, regardless of the source who provided or compiled such information. Notwithstanding anything to the contrary, all confidential information referred to herein may be disclosed to the extent it becomes known to the general public from sources other than the Executive.

4.3.2

Judicial Remedies.  In the event of a breach or threatened breach by the Executive of any provision of the restrictions set forth in this Section 4.3, the Executive recognizes the substantial and immediate harm that a breach or threatened breach will impose upon the Bank, and further recognizes that in such event monetary damages may be inadequate to fully protect the Bank.  Accordingly, in the event of a breach or threatened breach of these restrictions, the Executive agrees that the Bank may obtain preliminary, interlocutory, temporary or permanent injunctive or any other equitable relief protecting and fully enforcing the Bank’s rights hereunder and preventing the Executive from further breaching any of his or her obligations set forth herein.  Nothing herein shall be construed as prohibiting the Bank from pursuing any other remedies available to the Bank at law or in equity for such breach or threatened breach, including the recovery of damages from the Executive.  The Executive expressly acknowledges and agrees that:  (a) the restrictions set forth in this Section 4.3 are reasonable, in terms of scope, duration, geographic area, and otherwise; (b) the protections afforded the Bank in Section 4.3.1 are necessary to protect its legitimate business interest; (c) the restrictions set forth in this Section 4.3 will not be materially adverse to the Executive’s employment with the Bank; and (d) his or her agreement to observe such restrictions forms a material part of the consideration for this Agreement.

4.3.3

Overbreadth of Restrictive Covenant. It is the intention of the parties that if any restrictive covenant in this Agreement is determined by a court of competent jurisdiction to be overly broad, then the court should enforce such restrictive covenant to the maximum extent permitted under the law as to area, breadth, and duration.

4.3.4

Change in Control.  The provisions of Section 4.3 hereof shall terminate and shall thereafter have no further force or effect if, following a Change in Control, Executive shall be entitled to receive a Severance Payment pursuant to the Change in Control Agreement.

4.3.5	Definition of Bank. For purposes of this Section 4.3, references to “Bank” shall include both Bank and Parent.

Article 5

Administration of Agreement

5.1	Plan Administrator; Duties. This Agreement shall be administered by a Plan Administrator that shall consist of the Board, or such committee or person(s) as the Board shall appoint.

The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and (b) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with the Agreement to the extent the exercise of such discretion and authority would not result in adverse tax consequences to the Executive under Code Section 409A.

Any decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

5.2	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

5.3

Indemnity of Plan Administrator.  The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator (or any of its members if a committee).

5.4

Bank Information.  To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death or Separation from Service of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.

Article 6

Claims and Review Procedures

6.1

Claims Procedure.  If Executive or a Beneficiary (“Claimant”) has not received benefits under the Agreement that he or she believes should be distributed, he or she shall make a claim for such benefits as follows.

6.1.1

Initiation – Written Claim.  The Claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.  If a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after the notice was received by the Claimant.  All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the Claimant.

6.1.2

Timing of Plan Administrator Response.  The Plan Administrator shall respond to the Claimant within ninety (90) days after receiving the claim.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the Claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

6.1.3

Notice of Decision.  If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the Claimant in writing of such denial.  The Plan Administrator shall write the notification in a manner calculated to be understood by the Claimant.  The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)	A description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed;
(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and
(e)	A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.
6.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial as follows.
6.2.1

Initiation – Written Request.  To initiate the review, the Claimant, within sixty (60) days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

6.2.2

Additional Submissions – Information Access.  The Claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim.  The Plan Administrator shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

6.2.3

Considerations on Review.  In considering the review, the Plan Administrator shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4

Timing of Plan Administrator Response.  The Plan Administrator shall respond in writing to such Claimant within sixty (60) days after receiving the request for review.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the Claimant in writing, prior to the end of the initial sixty (60)-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

6.2.5

Notice of Decision.  The Plan Administrator shall notify the Claimant in writing of its decision on review.  The Plan Administrator shall write the notification in a manner calculated to be understood by the Claimant.  The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)

A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(d)	A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

Article 7

Amendments and Termination

7.1

This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive; provided, however, that if the Board determines in good faith that the Executive, while still employed by the Bank, is no longer a member of a select group of management or highly compensated employees, as that phrase applies to ERISA, the Bank may terminate this Agreement.  The benefit available at such termination of the Agreement shall be calculated using the formula set forth in Section 1.1.1, using the number of Plan Years and Final Average Compensation at termination of the Agreement, and shall be distributed to the Executive or his or her Beneficiary in a lump sum on the sixtieth (60th) day following Separation from Service as long as the requirements of Section 1.8 and 4.3 have been satisfied.  Additionally, the Bank may amend this Agreement, if necessary to conform with written directives to the Bank from its banking regulators, provided that any such amendment shall preserve to the maximum extent permissible the benefits provided to the Executive hereunder.

Article 8

Miscellaneous

8.1

Binding Effect.  This Agreement shall be binding on and inure to the benefit of the Executive and the Bank, and their respective beneficiaries, survivors, executors, administrators, successors, assigns, and transferees.

8.2

No Guarantee of Employment.  This Agreement is not a contract for employment.  It does not give the Executive the right to remain as an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive.  It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

8.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.
8.4

Tax Withholding.  The Bank shall withhold any taxes that are required to be withheld, including but not limited to taxes owed as a result of the application of Code Section 409A, from the benefits provided under this Agreement.  The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies) and to satisfy all applicable reporting requirements, including those under Code Section 409A.

8.5	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the Commonwealth of Massachusetts, except to the extent preempted by the laws of the United States of America.
8.6

Unfunded Arrangement. The Executive and Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Agreement.  The benefits represent the mere promise by the Bank to distribute such benefits.  The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors.  Any insurance on the Executive’s life or other informal fund asset is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

8.7

Reorganization.   The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm or person unless such succeeding or continuing bank, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement.  Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor bank.

8.8

Entire Agreement.  This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof.  No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

8.9

Interpretation.  Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

8.10

Alternative Action.  In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Bank or Plan Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement, is in the best interests of the Bank, and is consistent with Code Section 409A.

8.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.
8.12

Validity.  In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

8.13

Notice.  Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Cambridge Trust Company

1336 Massachusetts Avenue

Cambridge, MA 02138

Attention: Personnel Officer

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing requires or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive on the records of the Bank.

8.14

Deduction Limitation on Benefit Payments.  If the Bank reasonably anticipates that the Bank’s deduction with respect to any distribution under this Agreement would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Bank to ensure that the entire amount of any distribution from this Agreement is deductible, the Bank may delay payment of any amount that would otherwise be distributed under this Agreement.  The delayed amounts shall be distributed to the Executive (or the Beneficiary in the event of the Executive’s death) at the earliest date the Bank reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m) and subject to the requirements of Treas. Reg. § 1.409A-2(b)(7)(i).

8.15

Code Section 409A.  It is the intention of the Bank and Executive that this Agreement and all amounts payable hereunder meet the requirements of Code Section 409A, to the extent applicable to the Agreement and such payments.  To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and regulations and other interpretive guidance issued thereunder.  If any compensation or benefits payable under this Agreement do not comply with Code Section 409A and related guidance, the Bank and Executive agree to amend this Agreement or take such actions as the Bank deems necessary or appropriate to comply with the requirements of Code Section 409A while preserving, as nearly as possible, the same economic effect as under this Agreement.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Agreement as of the day and year first above written.

EXECUTIVE	CAMBRIDGE TRUST COMPANY

/s/ Denis K. Sheahan	By:	/s/ Pilar Pueyo
Denis K. Sheahan		Its: SVP, Human Resources Director

SCHEDULE A

DEFINITIONS

1.1

“Base Salary” means the annual cash compensation from the Bank relating to services performed during any calendar year, excluding distributions from nonqualified deferred compensation plans, bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards and other fees, and automobile and other allowances paid to the Executive for services rendered (whether or not such allowances are included in the Executive’s gross income). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Executive pursuant to all qualified or non-qualified plans of the Bank and shall be calculated to include amounts not otherwise included in the Executive’s gross income under Code Sections 125, 132(f), 402(e)(3), 402(h) or 403(b) pursuant to plans established by the Bank; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Executive.

1.2	“Beneficiary” means each person designated, pursuant to Article 3, as being entitled to benefits, if any, upon the death of the Executive.
1.3

“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4	“Board” means the Board of Directors of the Bank, as from time to time constituted.
1.5	“Bonus” means the cash bonus, if any, awarded to the Executive for services performed during the Plan Year from the Bank.
1.6	“Cause” means termination by the Bank upon:
(a)

The willful failure by Executive to substantially perform his duties with the Bank (other than any such failure resulting from his incapacity due to physical or mental illness or any such actual or anticipated failure resulting from his resignation for Good Reason), within ten (10) days after a demand for substantial performance is delivered to Executive by the Board that specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties;

(b)	The willful engagement by Executive in misconduct that is or foreseeably will be materially injurious to the Bank, monetarily or otherwise; or
(c)	A breach of a fiduciary duty, fraud or dishonesty relating to the Bank, or conviction of (or plea of nolo contendere to) a crime.

For purposes of this Schedule A, Section 1.6, no act or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Bank

Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters(¾) of the entire membership of the Board (with Executive not voting) at a meeting of the Board called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board) finding that in the good faith opinion of the Board Executive engaged in the conduct set forth above in this Schedule A, Section 1.6 and specifying the particulars thereof in detail.

1.7	“Change in Control” means either of the following:
(a)

A change in control of a nature that would be required to be reported by Parent or Bank in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not Parent or Bank in fact is required to comply with Regulation 14A thereunder; or

(b)

The acquisition of “control” as defined in the Bank Holding Company Act of 1956, as amended, or the regulations thereunder, or as defined in the Change in Bank Control Act of 1978, as amended, or the regulations or guidance thereunder, of Parent or Bank by any person, company or other entity other than Parent; provided that, without limitation, such a Change in Control shall be deemed to have occurred if:

(i)

Any “person” (as that term is used in Section 13(d) and 14(d) of the Exchange Act) other than a trustee or other fiduciary holding securities under an employee benefit plan of Parent or Bank or a corporation owned, directly or indirectly, by the stockholders of Parent in substantially the same proportions as their ownership of stock of Parent, is or becomes the “beneficial  owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Parent representing twenty-five percent (25%) or more of the combined voting power of Parent’s then outstanding securities; or

(ii)

During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with Parent to effect a transaction described in this Schedule A, Section 1.7(b)(i) or with Parent or Bank to effect a transaction described in Schedule A, Section 1.7(b)(ii) whose election by the Board or nomination for election by Parent’s or Bank’s stockholders was approved by a vote of at least two-thirds (⅔) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination

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for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)

The stockholders of Parent or Bank approve a merger or consolidation of Parent or Bank with any other corporation, other than a merger or consolidation that would result in the voting securities of Parent or Bank outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least two-thirds(⅔) of the combined voting power of the voting securities of Parent or Bank or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of Parent or Bank approve a plan of complete liquidation of Parent or Bank or an agreement for the sale or disposition by Parent or Bank of all or substantially all Parent’s or Bank’s assets. Notwithstanding anything to the contrary contained in this Agreement, the acquisition by a person (or persons acting in concert) of less than twenty-five percent (25%) of the voting securities of Parent, under circumstances where the Federal Reserve Board (under regulations or guidance pursuant to the Change in Bank Control Act of 1978, as amended) presumes that such acquisition constitutes the acquisition of control of Parent, shall not be deemed a “Change in Control” for any purpose under this Agreement.

1.8	“Change in Control Agreement” means the Change in Control Agreement between Cambridge Bancorp and the Executive dated December 21, 2015.
1.9	“Claimant” has the meaning defined in Section 6.1.
1.10

“Code” means the Internal Revenue Code of 1986, as amended, and all regulations and guidance thereunder, including such regulations and guidance as may be promulgated after the Effective Date of this Agreement.

1.11	“Date of Hire” means April 1, 2015.
1.12

“Disability” means termination because of Executive’s inability, as a result of incapacity due to physical or mental illness, to perform the services required of Executive as an employee for a period aggregating six (6) months or more within any twelve (12) month period, unless within thirty (30) days after notice of termination is given Executive by the Bank shall have returned to the full time performance of his duties.

1.13	“Early Termination” means the Executive’s Separation from Service before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or Good Reason.
1.14	“Effective Date” means December 21, 2015.
1.15

“Final Average Compensation” means the average of the Executive’s highest three (3) consecutive calendar years of annual Base Salary and Bonus.  For purposes of calculating the average of the Executive’s highest three (3) consecutive calendar years of Base Salary and Bonus, (a) Base Salary

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and Bonus for the calendar year in which the Executive experiences a Separation from Service shall be annualized, (b) Base Salary and Bonus for other calendar years shall not be annualized, and (c) if the Executive has been employed less than three (3) full calendar years (counting the final year of employment as an annualized full calendar year), the Executive’s Final Average Compensation shall be based on the number of full calendar years in which the Executive was an employee of the Bank (again counting the final year of employment as an annualized full calendar year).

1.16	“Good Reason” means:
(a)

In the case of a Change in Control described in Schedule A, Section 1.7(b)(i) when fifty percent (50%) is substituted for twenty-five percent (25%) or following consummation of a Change in Control described in Schedule A, Section 1.7(b)(iii) when one-half(½) is substituted for two-thirds(⅔), termination by Executive for any reason or for no reason during the period beginning six (6) months and ending twelve (12) months following such event; or

(b)	Without Executive’s prior consent, the occurrence after a Change in Control of any of the following circumstances:
(i)

A material diminution in the nature or status of his responsibilities, authority or duties (provided that his entitlement to terminate employment for this reason following a Change in Control shall only be effective during the period beginning six (6) months and ending twelve (12) months after the Change in Control);

(ii)	A material diminution in Executive’s base salary; or
(iii)	A relocation of Executive’s principal place of employment to a location that is more than forty (40) miles from the Bank’s current principal executive office;

; provided, however, that the Bank shall have a thirty (30) day period to cure any such cause for “Good Reason” after being notified by Executive in writing.

Executive’s right to terminate employment for Good Reason shall not be affected by his incapacity due to physical or mental illness. Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

1.17	“Normal Retirement Age” means the Executive attaining age sixty-five (65).
1.18	“Parent” means Cambridge Bancorp.
1.19	“Plan Administrator” means the plan administrator described in Article 5.

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1.20	“Plan Year” means each twelve (12)-month period commencing on the Date of Hire and each anniversary of such date thereafter.
1.21	“Potential Change in Control” means:
(a)	Parent or Bank enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;
(b)	Any person (including Parent) publicly announces an intention to take or to consider taking actions that if consummated, would constitute a Change in Control;
(c)

Any person, other than a trustee or other fiduciary holding securities under an employee benefit plan of Parent or Bank or a corporation owned, directly or indirectly, by the stockholders of Parent in substantially the same proportions as their ownership of stock of Parent, is or becomes the beneficial owner, directly or indirectly, of securities of parent representing twenty percent (20%) or more of the combined voting power of Parent’s then outstanding securities; or

(d)	The Board of Directors of Parent or Bank adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control of Parent has occurred.
1.22

“Release Agreement” means an agreement and general release, in a form satisfactory to Bank, that releases and forever discharges Bank, Parent and their affiliates, officers, employees, and directors from all claims and damages that Executive may have in connection with or arising out of his or her employment or the termination of employment with Bank or Parent.

1.23

“Separation from Service” means ceasing to be an employee of the Bank and of any affiliate for any reason, all within the meaning of Treas. Reg. § 1.409A-1(h), or any successor thereto.  Whether a Separation from Service has occurred is determined  based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Executive has been providing services to the Bank less than thirty-six (36) months).

1.24

“Specified Employee” means an employee who at the time of Separation from Service is a “key employee” of Bank or Parent, if any stock of Bank or Parent is publicly traded on an established securities market or otherwise.  For purposes of this Agreement, an employee is a “key employee” if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Code Section 416(i)(5)) at any time during the twelve (12)-month period ending on a specified employee identification date.

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